 CleanSpark Announces Annual Results in a Statement To Its Shareholders

CleanSpark Inc. Delivers Record Revenue Sales Rise 783% year-over-year

SALT LAKE CITY, Dec. 17, 2019 /PRNewswire/ -- CleanSpark, Inc. (OTCQB: CLSK),(OTCQB:CLSKD), a software company with advanced engineering, software and controls for innovative microgrid and distributed energy resource management systems is pleased to announce and provide a statement on the Company’s financial results presenting in its form 10-K. The Company recommends that readers also review the Company 10-K in its entirety, a free copy is available to all interested parties on the Company’s website or on www.sec.gov.

Dear Fellow Shareholders,

We began our journey of moving from a development stage company to a growth company in early 2019 after we successfully obtained a significant capital infusion. During the first half of fiscal year 2019, we invested in completing our software improvements and optimization to ensure it is fully scalable for the expected growth ahead. This included releases of our mPulse platform and a SaaS version of our mVSO platform. With this in place, we are now well positioned to continue to leverage these assets and focus our fiscal year 2020 on sales as we continue on our path to profitability. We have been tirelessly focused on growth through both sales and acquisitions.

We have delivered five consecutive record-setting quarters, creating an exponential increase in year-over-year revenues. As we continue to expand our product offerings and customer base, we are optimistic that we will continue to see increased adoption of our solutions. As a result, we expect our year over year revenues to continue to increase in fiscal year 2020. Our product adoption rate has continued to grow, and we have obtained $915,000 in new orders of our mPulse software and related equipment sales since August of which $13,000 is recurring in nature. All such new orders are expected to be delivered in the first calendar quarter of 2020. Since launching our SaaS offering of mVSO just three months ago we have executed SaaS agreements that are expected to result in $88,000 in annual revenue of which $46,000 is recurring in nature. Our expectation is that our SaaS sales will continue to increase rapidly over the fiscal year ending 2020 as we plan to further increase our marketing efforts to take advantage of the opportunities we see in front of us.

Our revenue growth is driven by the high quality of our products in conjunction with the close relationships that we have developed with our customers. We are particularly excited about the continued strength of our equipment sales pipeline, which includes $715,000 in sales since September 30, 2019 and additional purchase orders under contract of $3,950,000. We expect all Purchase Orders currently under contract to ship prior to March 31, 2020.

As grid related power outages become costly and disruptive to business operations, the need for reliable backup power and new primary power sources will drive increased demand for our products.

Year ending September 30, 2019 US GAAP Financial and Operating Highlights:

All amounts below are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) unless otherwise indicated.

•	Fiscal 2019 Revenue of $4,532,782, up 783% from $578,635 in 2018.

•	Fiscal 2019 Gross profit increased 358% to $671,696, up from $187,861 in 2018.

•	Fiscal 2019 Net loss per share improved by $7.37 to $(6.25) from $(13.62) in 2018.

•	In Fiscal 2019 we secured access to $25 million in growth financing of which the Company has received $15 million.

•	Strategic acquisition of CleanSpark Critical Power produced $3.7 million in revenue in fiscal 2019 related to custom intelligent switchgear to support distributed energy and microgrid projects.

•	Release of SaaS version of our Microgrid Value Stream Optimizer (mVSO). This proprietary technology combines high level analytics of multiple PV(photovoltaic) arrangements and storage solutions to help customers save substantial amounts of money on their utility costs.

•	Release of updated functionality for CleanSpark's controls and monitoring platform to improve capabilities and increase international reach. mPulse, uses patented forecasting and real-time optimization logic to effectively translate Microgrid solutions configured through mVSO into long-term and effective operation of an installed Microgrid.

•	Execution of $915,000 in contracts for software and energy storage. Contracts are expected to be delivered in the first calendar quarter of 2020.

•	Execution of $59,000 in mPulse and mVSO SaaS annual recurring revenue contracts.

Summary of Consolidated Statements of operations;

	For the Years Ended
	September 30, 2019	September 30, 2018
Total revenues, net	$4,532,782	$578,635
Total cost of revenues	(3,861,086)	(390,774)
Gross profit margin	671,696	187,861

Total operating expenses	17,285,541	7,263,792
Loss from operations	(16,613,845)	(7,075,931)

Total other income (expense)	(9,503,087)	(39,930,234)
Net loss	$(26,116,932)	$(47,006,165)

Loss per common share - basic and diluted	$(6.25)	$(13.62)

Discussion of operational results:

Revenue:

The Company achieved record revenue growth during its fiscal year ending September 30, 2019. For the year ended September 30, 2019, the Company generated $4,532,782 in revenue as compared to $578,635 in the year ending September 30, 2018. This represents an increase of 783% in year-over-year revenue. The increase in revenue was largely driven by increased sales of our custom switchgear line of business which we acquired in January 2019.

Cost of goods and gross margin:

Our cost of goods increased to $3,861,086 as compared to $390,774 resulting in a gross profit margin of $671,696 as compared to $187,861. This represents a 358% improvement to our gross margin, year over year.

We expect equipment sales to continue to grow during our fiscal year ending September 30, 2020. We also expect a significant increase in software and related revenues in 2020 as a result of the product improvements released late in the 2019 fiscal year. Software and related revenues have a significantly higher margin than our equipment line of business which we expect will result in continued improvement to our gross profit margin as adoption of our software increases over time.

Operating expenses:

During the year ended September 30, 2019, our operating expenses increased by approximately $10 million to approximately $17.3 million as compared to $7.3 million in 2018. The increase was mainly related to an increase in professional fees related to our increased marketing, increased depreciation and amortization and a one-time impairment expense of $6.9 million related to previously capitalized software that was replaced by updated software during our fourth fiscal quarter.

A significant amount of the increase in operating expenses was related to non-cash items such as depreciation, amortization, impairment expense and stock-based compensation. We also incurred a significant increase related to increasing our software team in an effort to decrease the time to market for future releases. Although we do expect to increase our marketing and advertising budgets in 2020 we expect our total operating expenses to decrease significantly in 2020. The decrease will be driven mainly by an expected decrease in non-cash items such as depreciation, amortization, impairment expense and stock-based compensation.

2

Other expenses:

During the year ended September 30, 2019, our other non-operating expenses decreased by approximately $30.4 million to approximately $9.5 million as compared to $39.9 million in 2018. The decrease was mainly related the fact that the Company didn’t have any instruments that triggered derivative losses as compared to 2018 which was off-set by an increase in interest and related amortization of debt discounts due of approximately $9.4 Mil related to our outstanding convertible loans.

We expect to continue experiencing significant interest charges in 2020 and beyond until such a time that we have satisfied all of the obligations under our financing instruments. It should be noted that the vast majority of these expenses are non-cash expenses and they do not impact our cashflows.

Non-GAAP Adjusted EBITDA after elimination of stock-based and other non-cash expenses*

Certain Non-U.S. GAAP Financial measures:

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

Reconciliation of non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)

	For the Years Ended
	September 30, 2019	September 30, 2018
Net loss (US GAAP)	$(26,116,932)	$(47,006,165)
Less: Depreciation, Amortization and other non-cash items:
Depreciation and amortization	1,902,981	854,981
Software amortization	1,453,635	1,379,483
Stock based compensation	1,993,043	1,502,343
Impairment expense	6,915,186	1,896,090
Non-cash interest charges and amortization of debt discounts	8,963,829	638,090
Loss on settlement of debts	19,425	41,092
Loss on derivative liability	—	38,964,688
Total Depreciation, Amortization and other non-cash items:	21,248,099	45,276,767

Non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)	$(4,868,833)	$(1,729,398)

Fiscal 2020 strategic Objectives

We intend to significantly improve our margin profile by focusing on increasing software sales. . Our intention is to empower as many energy professionals as possible with the ability to model microgrid projects in an accurate and bankable manner. Accurate data is the key to ensure end customers can obtain the financing needed to bring these projects into reality. mVSO modeling results are based on the assumption that mPulse will be the controls utilized in the system. As more professionals use mVSO to model mPulse solutions, we expect our mPulse sales to continue to increase rapidly.

3

We also plan to aggressively seek out accretive acquisition opportunities for software-based companies. We believe that growth through acquisition is the shortest path to profitability. We are evaluating acquisition targets based on a few key criteria which include, a) the Company should be cashflow positive; b) the Company’s core-revenues must be derived from software, c) our team’s impact and expertise must have an accretive result and create increased efficiency and/or decreased costs. We are currently evaluating targets at this time and although there can be no assurance that we will come to agreements on terms, we are optimistic as to the progress. If these targets do not result in an acquisition or similar transaction we intend to seek out and continue to evaluate additional opportunities.

We greatly appreciate the continued support from all our shareholders.

Sincerely, Zachary Bradford, CEO and S. Matthew Schultz, Chairman

Parties interested in using CleanSpark’s platform are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.Cleanspark.com

About CleanSpark:

CleanSpark provides advanced energy software and control technology that enables a plug-and-play enterprise solution to modern energy challenges. Our services consist of intelligent energy monitoring and controls, microgrid design and engineering, microgrid consulting services and turn-key microgrid implementation services. CleanSpark's software allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the expectations of future growth may not be realized, timing of deliveries, demand for our software products; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

Shawn Severson

Integra Investor Relations

(415) 233-7094

info@integra-ir.com

4